Exhibit 99.1

Contacts:

Jim Goff, InterMune, Inc., 415-466-2228, jgoff@intermune.com

SEAN P. NOLAN JOINS INTERMUNE AS EXECUTIVE VICE PRESIDENT

AND CHIEF BUSINESS OFFICER

BRISBANE, Calif., February 14, 2013—InterMune, Inc. (NASDAQ: ITMN) today announced that Sean P. Nolan has joined InterMune as Executive Vice President and Chief Business Officer.

In this newly created position, Mr. Nolan will lead the creation and establishment of InterMune’s U.S. Commercial, Business Development and Global Marketing groups. He will also oversee InterMune’s Canadian operations and the company’s Manufacturing Operations and Supply Chain Management. Mr. Nolan will report to Dan Welch, Chairman, Chief Executive Officer and President of InterMune.

Mr. Welch said, “Sean will play a key role in InterMune’s future as our Esbriet sales continue to grow globally, we move closer to the anticipated approval and launch of Esbriet in the United States and as we prepare to develop our business. I am confident that Sean will provide the broad and deep commercial and business experience, energy and drive that are essential during this exciting period of growth and change for our company.”

Mr. Nolan began his career at Abbott Laboratories in 1991 and during a period of 13 years served in a variety of marketing and sales leadership positions. In 2004, he joined Ovation Pharmaceuticals, a privately held specialty pharmaceutical company focused on the development and commercialization of therapies to treat rare diseases. At Ovation, Sean developed and implemented the commercial strategies for the orphan drug pipeline and subsequently led the organization’s effort that resulted in FDA approval of the company’s lead compound. Ovation was acquired by the Danish pharmaceutical company, H. Lundbeck in 2009. After leading the company integration process, Mr. Nolan served as President of the newly created U.S. entity of Lundbeck. While at Lundbeck, Mr. Nolan served on the board of the Tuberous Sclerosis Alliance, and was co-chair of the Rare and Specialty Disease Committee of the Pharmaceutical Research and Manufacturers of America (PhRMA).

Mr. Nolan joins InterMune from Reata Pharmaceuticals, where he most recently served as Vice President and Chief Commercial Officer and built a commercial operation to support the company’s lead product.

About InterMune

InterMune is a biotechnology company focused on the research, development and commercialization of innovative therapies in pulmonology and orphan fibrotic diseases. In pulmonology, InterMune is focused on therapies for the treatment of idiopathic pulmonary fibrosis (IPF), a progressive and fatal lung disease. Pirfenidone, the only medicine approved for IPF anywhere in the world, is approved for marketing by InterMune in the EU and Canada as Esbriet® and is currently in a Phase 3 clinical trial to support regulatory registration in the United States. InterMune’s research programs are focused on the discovery of targeted, small-molecule therapeutics and biomarkers to treat and monitor serious pulmonary and fibrotic diseases. For additional information about InterMune and its R&D pipeline, please visit http://www.intermune.com/http://www.intermune.com/www.intermune.com.

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